EXHIBIT 99.1

May 3, 2016

Dear Shareholders,

The objective of our investor communications is to provide information to enable you to determine the intrinsic value of the Company, so that you can decide whether to buy, sell, or hold and continue to enjoy your investment in the Company. This letter is intended to supplement the more detailed information regularly provided in our 10-Q and 10-K filings, which I strongly encourage you to read thoroughly.

The Nature of our Business

We operate in a highly cyclical industry, but one that appears to be growing overall when looking at the trends in demand over the past 10 years. Because of the cyclicality of the industry, we operate the business in a very conservative fiscal manner. Our goal is to maximize earnings over the long term, not over any individual year or cycle. We eschew financial leverage, and we repurchase stock only when its price is clearly below the intrinsic value of the Company. We avoid over-priced acquisitions made for the sake of impressing Wall Street. We issue dividends that are a percentage of earnings rather than committing the Company’s cash flow to a fixed dividend, and we make capital investments that we believe will drive long-term growth.

We make rugged, reliable firearms for responsible citizens, firearms that the average person can afford. That’s how the Company started in 1949, and that is how we still operate 67 years later. We started with one product, Bill Ruger’s Standard Pistol, and today we have the broadest product line in the industry. We do not offer the lowest-priced products or the fanciest products, but we do offer great innovation and the highest value for the consumer.

We take pride in being an American manufacturer. We source almost all of our raw materials and components in the USA. We design and build our firearms in American factories with more than 2,000 American employees, many of them skilled craftsmen and engineers. We pay our taxes and keep our cash in the United States. No tax inversions or off-shoring for us; we are good citizens and understand that manufacturing – that is, the conversion of raw material into something useful – is the core foundation of any successful economy, including ours.

For shareholders that have stayed with the Company for an extended period and persevered through the cycles, the rewards have been significant. We cannot promise it will remain that way, but as you study our company and the way we do business, you might find yourself telling your like-minded friends, “It’s been pretty good owning shares in a gun company.”

Results

We achieved sales of $551.1 million and earnings of $3.21 per share in 2015, compared with sales of $544.5 million and earnings of $1.95 per share in 2014. In the fourth quarter of 2014, we recorded an expense of $41 million related to the termination and settlement of our defined benefit pension plans. Excluding this expense, 2014 net income would have been $3.22 per share.

The first quarter of 2016 had sales of $173.1 million and earnings of $1.21 per share, compared with sales of $137.0 million and earnings of $0.81 per share in the first quarter of 2015. These are year-over-year increases of 26% and 49%, respectively. Our EBITDA in the first quarter of 2016 of $44.8 million increased 35% from the first quarter 2015 EBITDA of $33.2 million.

Market Conditions

Our industry appears to have been growing overall during the past 10 years, as the number of new shooters has steadily increased, as the demographics of shooters have broadened, and as many states have embraced more favorable gun-rights laws, particularly concealed-carry laws. During this time frame, there have been some significant ups and downs in demand, as political rhetoric and threats have spurred demand above the underlying normal rate of demand. These spikes in demand have been followed by periods when demand retreated as the threats to gun rights failed to materialize to the degree that caused the spike in the first place. The phrase, “everything reverts to the norm” is probably true in our industry, as illustrated in the graph below. This graph shows the volatility in quarterly sell-through of our products from the independent wholesale distributors to the federally-licensed retailers. We have drawn in a straight line to illustrate the overall growth in demand. There is, however, no science or clever mathematical formula behind that line, so please do not over-interpret it. It merely shows that, in spite of the cyclical nature of the demand for firearms, the overall demand appears to be growing over time.

Following three years of strong demand for the Company’s products, 2014 saw a sharp decline in the second half. In 2015, demand returned to more normal seasonality, but nonetheless 2015 was a recovery year in the cycle until very late, when we observed a significant spike in demand. This spike in demand was strongly correlated to the tragic, terrorist events in Paris and San Bernadino. Demand for firearms for self defense and concealed carry increased dramatically and that demand continued through the first quarter of 2016.

As I write this letter, there are some early, anecdotal hints that the spike in demand might be easing and the normal seasonal pattern of demand might be taking hold. It is, however, an election year and the rhetoric from both sides is likely to continue, keeping consumers aware and thinking about their firearms rights.

New product introductions are an important driver of demand, regardless of the political environment. In 2016, we launched three new major product platforms including the Ruger Precision Rifle, the Ruger American Pistol, and the Silent-SR sound suppressor. In addition, we introduced more than 20 product line extensions and over 100 Distributor Exclusive models. New products generated sales of $115.4 million or approximately 21% of sales for 2015 and sales of $50.3 million or approximately 29% of sales in the first quarter of 2016.

We remain committed to developing and introducing innovative new products in growth segments of our market. Innovation is the first of the three core elements of our strategy.

Manufacturing and Inventory

In 2015, we produced slightly fewer units than in 2014, reflecting the dramatically different demand patterns we saw during those two years. We also allowed finished goods inventory levels to remain relatively high at both the Company and at the independent wholesale distributors. This helped level production somewhat more through the year than had we followed demand levels closely. That inventory also helped us address the demand spike at the end of the year. And, during the first quarter of 2016, we increased unit production by 36% from the first quarter of 2015.

We believe that six inventory turns at the independent wholesale distributors is a reasonable level for rapid fulfillment of retailer demand. At the current rate of sell-through of the Company’s products from the wholesalers to the retailers, our goal of six inventory turns would suggest that the wholesalers should, in aggregate, have about 315,000 units in inventory. At the end of the first quarter of 2016, the independent wholesale distributors had only 216,700 units of the Company’s products in inventory.

Our newest factory, in Mayodan, North Carolina, saw significant growth in unit production and in the number of product lines produced during 2015. We are now manufacturing products in five super-cells and are operating well above break even. Products include the Ruger American Rifle (centerfire), the Ruger American Rimfire Rifle, the SR22 Pistol, the SR-556 Takedown, the SR-762, and the AR-556.

Our implementation of lean methodologies in all areas of our business continues, and we are hopeful of further improvements in the years to come that will free up assets (cash, people, space, and capacity) that we can invest in top-line growth. Lean is the second of the three core elements of our strategy.

Capital Expenditures and Depreciation

Capital expenditures totaled $29 million in 2015 and about $6 million in the first quarter of 2016. Of this amount, approximately two-thirds was for new products and capacity expansion. The remaining capital was deployed primarily to maintain and upgrade older manufacturing equipment and to support our facilities. Our depreciation for 2015 was $36 million and, if we continue to spend less than depreciation, we will see depreciation expense decrease quickly.

Our philosophy is to invest for long-term growth and to largely ignore short-term cycles. We will, however, sometimes make extraordinary investments during spikes in demand when we believe we can get an after-tax cash payback on the investment before the spike ends. If the political environment in this election year causes one or more strong spikes in demand, we may stretch our capital expenditures budget to take advantage of the opportunities presented.

Liquidity, Share Repurchases, and our Dividend Practice

2015 was a good year in terms of cash flow, as $113 million of cash was generated from operations. The first quarter of 2016 also had strong cash flow, with $29 million generated from operations. As a result, our balance sheet as of April 2, 2016 remains very healthy, with approximately $80 million in cash and equivalents and no debt. Our accounts receivable balance is 99.5% current.

Ruger paid quarterly dividends totaling $24 million to our shareholders based on our 2015 results of operations. On May 27, 2016, we will pay $9 million in dividends based on our first quarter 2016 results of operations. Our dividend practice bears some explanation because it is uncommon, but we think it benefits our shareholders and protects Ruger from paying dividends disproportionate to our earnings during periods of rapidly changing market conditions. Our quarterly dividends are based on a percentage of earnings and therefore the amount paid varies every quarter. We feel that this approach benefits our shareholders as it tracks our performance from quarter to quarter, allowing the dividend to better reflect our results than would a fixed dividend per share.

At the Annual Meeting of Shareholders in 2007, we said that we would use our cash to create shareholder value or we would return it to our shareholders. Since then, we have invested $238 million in the Company’s growth and returned $302 million to shareholders in the form of stock repurchases, quarterly dividends, and a special dividend. During this same period, our market capitalization has increased from $217 million to approximately $1.3 billion.

We repurchased 82,100 shares in 2015 and currently $73 million remains authorized and available for share repurchases. We repurchase shares only when we believe the price of those shares are clearly below the intrinsic value of the Company. As of April 2, 2016, there were 19 million shares outstanding.

Ruger has financed its working capital growth, its investment in capital equipment and new product development, its share repurchases, and its dividends with cash from operations.

Conservative Financial Strategy

We operate in a growing, but highly cyclical industry and we have high operating leverage. Consequently, we operate the business with very disciplined capital allocation. Our policies on financial leverage, stock repurchases, acquisitions, dividends, and capital investments all support our conservative financial approach. Disciplined capital allocation is the third of the three core elements of our strategy.

Summary

I am optimistic about the opportunities for Ruger to grow and prosper. Ruger has a popular brand, a strong balance sheet, hard-working dedicated employees, and an experienced and engaged Board of Directors. We have a simple but effective three-part strategy: to use new product introductions to spur demand, to adopt lean methodologies throughout the business to enable us to more efficiently fulfill that demand, and to exercise very conservative, disciplined capital allocation.

Our efforts to improve the fundamentals of our business and to broaden our product line into growth segments will be ongoing and the road may not always be smooth, especially given the many economic and political factors that affect our industry. We anticipate the execution of our strategy will continue to deliver enhanced shareholder value over time.

Michael O. Fifer
Chief Executive Officer

Certain information relating to projection of the Company’s future results is forward-looking and involves risks, uncertainties and assumptions that could cause actual future results to materially differ from the forward-looking information. A discussion of some of the factors that individually or in the aggregate we believe could make our actual future results differ materially from such projections can be found under Item 1A Risk Factors in our Annual Report on Form 10-K filed with the SEC in February 2016. Our quarterly and annual SEC filings are available on the internet at www.sec.gov and www.ruger.com/corporate/.

Key Metrics: 2011 to 2015

(Dollars in Thousands, except per share data)

	2011	2012	2013	2014	2015

Sales	$328,816	$491,824	$688,276	$544,474	$551,094

Gross profit	$111,758	$178,953	$258,605	$169,174	$172,160
Gross margin	34%	36%	38%	31%	31%

Operating income	$62,416	$111,066	$174,906	$56,338	$94,545
Operating margin	19%	23%	25%	10%	17%

Net income	$40,015	$70,629	$111,272	$38,628	$62,126
Net income %	12%	14%	16%	7%	11%

EBITDA	$75,745	$127,058	$195,725	$126,314	$132,486
EBITDA %	23%	26%	28%	23%	24%

EPS	$2.09	$3.60	$5.58	$1.95	$3.21

Return on Equity	32%	61%	81%	21%	30%

Inventory turns	4.5	5.8	6.7	4.2	4.6

Dividends paid	$8,159	$111,523	$41,079	$31,446	$20,569

Market cap (in billions)	$0.6	$0.9	$1.4	$0.6	$1.1

Units produced	1,114,700	1,695,900	2,249,500	1,867,800	1,721,300

Units shipped	1,123,100	1,696,400	2,237,400	1,791,300	1,738,100

Distributor Sell-through	1,085,200	1,772,800	2,091,500	1,669,700	1,793,800

Adjusted NICS checks	10,791,000	13,780,000	14,796,900	13,090,400	14,244,200

New product sales	$98,550	$182,000	$195,800	$89,400	$115,400
% of total sales	30%	37%	28%	16%	21%